EXHIBIT 10.15D

          AMENDMENT TO 2002 STOCK OPTION AND STOCK APPRECIATION RIGHTS
                    PLAN OF INFOCROSSING, INC. (THE "PLAN")

             AS APPROVED BY THE BOARD OF DIRECTORS ON APRIL 1, 2004


Section 6(d) of the Plan shall be amended and restated in its entirety as follows:

          "Unless otherwise determined by the Board or the Committee, or unless earlier terminated in accordance with their terms, all Options of any Optionee shall terminate ninety days after any of the following:

               (i) voluntary termination of employment by the Optionee, with or without Company consent, or

               (ii) termination of the Optionee's employment by the Company other than for cause, or

               (iii) termination of the Optionee's employment because of disability, retirement, or because the employing subsidiary has ceased to be a subsidiary of the Company and the Optionee did not, prior thereto or contemporaneously therewith, become an employee of the Company or of another subsidiary, or

               (iv) termination of the Optionee's service as a director or consultant of the Company (other than for cause), unless the Optionee remains thereafter an employee of the Company; provided, that if the employment of an Optionee (or service as a director or consultant) shall be terminated for cause (which shall be determined by the Committee), all of such Optionee's Options shall terminate as of the date of such termination for cause."